UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 9, 2015

     HII TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30291	03-0453686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8588 Katy Freeway, Suite 430, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:

(713) 821-3157

                                                    ________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.04   Triggering Events that Accelerate of Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Heartland Bank Credit Facility

Credit Agreement (the “Credit Agreement”) dated August 12, 2014 by and among HII Technologies, Inc., Apache Energy Services, LLC, Aqua Handling of Texas, LLC, Hamilton Investment Group, Inc. and Sage Power Solutions, Inc. f/k/a KMHVC, Inc. (collectively, “Borrower”) and Heartland Bank, as administrative agent (the “Agent’) and the financial institutions from time to time thereto (the “Lenders”)

On July 9, 2015, Borrower received a Notice of Default (the “Notice”) from the law firm for the Agent. The Notice alleges that each Borrower is in default under the Loan Agreement and the other loan documents executed in connection therewith (the “Loan Documents”).  The Notice does not allege or specify the nature of the alleged default.  The Agent did not request or demand that the Borrower take any action with respect to the alleged default.  However, concurrent with the Notice, the Agent applied $675,000 from Borrower’s reserve account and applied it to the amounts outstanding under the term loan and the Credit Agreement.

As of July 9, 2015, the total amounts outstanding under the Credit Agreement approximated $9.2 million. Pursuant to the terms of the Credit Agreement, if a default occurs, (a) the Agent, upon written instruction of a majority of the Lenders and written notice to the Borrower, may declare all amounts due under the Credit Agreement to be immediately due and payable, and (b) the rate of interest on the term loan would increase to the lesser of (i) 18.75% (5% above the current applicable rate) or (ii) the highest lawful rate; provided, however, that for the portion of the term loan under the Credit Agreement funded by the SBA Lender, the maximum interest payable is 14%.  The Agent, upon written instruction from the Lenders, also has the right to exercise all rights and remedies against Borrower’s collateral available under the Uniform Commercial Code.  The Agent did not declare the amounts due under the Credit Agreement to be immediately due and payable or exercise any rights or remedies under the Uniform Commercial Code.

Account Purchase Agreement (the “Purchase Agreement”) dated August 11, 2014 by and among HII Technologies, Inc., Apache Energy Services, LLC, Aqua Handling of Texas, LLC, Hamilton Investment Group, Inc. and Sage Power Solutions, Inc. f/k/a KMHVC, Inc. (collectively, “Borrower”) and Heartland Bank, as administrative agent (the “Agent’) and the financial institutions from time to time thereto (the “Lenders”)

On July 9, 2015, Borrower received a Notice of Default (the “Notice”) from the law firm for the Agent. The Notice alleges that each Borrower is in default under the Purchase Agreement and the other loan documents executed in connection therewith (the “Loan Documents”).  The Notice does not allege or specify the nature of the alleged default.  The Agent contends that, as a result of the alleged default, the Agent’s obligation to advance funds, if any, under the Purchase Agreement, is suspended.  The Agent did not request or demand that the Borrower take any action with respect to the alleged default.

As of July 9, 2015, the total amounts outstanding under the Purchase Agreement approximated $2.26 million (net, after giving effect to the $1.09 million held in reserve).  Pursuant to the terms of the Purchase Agreement, if a default occurs, the Agent, upon written instruction of a majority of the Lenders and written notice to the Borrower, may declare all amounts due under the Purchase Agreement to be immediately due and payable, including the repurchase of any approved receivables previously purchased by the Lenders under the Purchase Agreement.  The Agent, upon written instruction from the Lenders, also has the right to exercise all rights and remedies against Borrower’s collateral available under the Uniform Commercial Code.  The Agent did not declare the amounts due under the Purchase Agreement to be immediately due and payable or exercise any rights or remedies under the Uniform Commercial Code.

Other Obligations Affected by Triggering Event under Heartland Credit Facility

Master Lease Agreement dated as of July 10, 2014 between Nations Fund I, LLC and HII Technologies, Inc.

The purported default under the Heartland Credit Agreement and Purchase Agreement described above would constitute a default under the Master Lease Agreement with Nations Fund I, LLC.  Accordingly, Nations Fund has the right to terminate our right to use the equipment under such lease and require HII to pay all liquidated damages under such lease equal to the amount of all accrued and unpaid rent plus the value of all remaining rent payments under the lease, which is approximately $1.4 million.

Series B Convertible Preferred Stock

The purported default under the Heartland Credit Agreement and Purchase Agreement described above would constitute both a Conversion Triggering Event and a Triggering Event under the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of HII Technologies, Inc. During the period beginning on the occurrence of a Conversion Triggering Event and ending on the earlier of (i) the date of cure of such Conversion Triggering event and (ii) 20 trading days following our delivery of notice of such trading event, each holder of series B convertible preferred stock may elect to convert their shares at a conversion price equal to 85% of the average VWAP for the 10 trading day period preceding a conversion. During the occurrence of a Triggering Events, the dividend rate on the series B convertible preferred stock increases to 15% (from 12%) provided that once the applicable Triggering Event is cured the dividend rate will decrease to 12%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HII TECHNOLOGIES INC.

(Registrant)

Date:  July 15 2015

By: /s/ Matthew C. Flemming_____________

Matthew C. Flemming

President, Chief Executive Officer and Secretary

4